Exhibit 99.1

Liberty Media Corporation Announces Refinancing and Maturity Extension of Formula 1 Debt Facilities and Incremental Funding Related to MotoGP™ Acquisition

September 20, 2024

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty”) (Nasdaq: FWONA, FWONK, LLYVA, LLYVK) announced today that it closed the refinancing of the first lien Term Loan B and the maturity extension of the first lien Term Loan A and first lien revolving credit facility of certain subsidiaries of Delta Topco Limited, the Liberty subsidiary which holds all of its interests in Formula 1, on September 19, 2024.

Delta Topco Limited and its subsidiaries (“Formula 1”) refinanced the previous $1,700 million Term Loan B with a maturity of January 15, 2030 with a new $1,700 million Term Loan B with a maturity of September 30, 2031 and extended the maturities of the approximately $689 million Term Loan A and the $500 million revolving credit facility from January 15, 2028 to September 30, 2029.

The margin for the Term Loan B has been reduced from 2.25% to 2.00% with the potential to permanently step down to 1.75% if Formula 1’s net first lien leverage ratio is equal to or less than 3.75x on or following the earlier of (x) Liberty’s consummation of the acquisition of Dorna Sports, S.L., the exclusive commercial rights holder to the MotoGP™ World Championship (the “Dorna Acquisition”) or (y) the termination of the Dorna Acquisition. The margin for the Term Loan A and revolving credit facility is between 1.50% and 2.25% depending on Formula 1’s net first lien leverage ratio. The reference rate for the Term Loan B, Term Loan A and dollar borrowings under the first lien revolving credit facility is Term SOFR. The Term Loan B, the Term Loan A and the revolving credit facility remain non-recourse to Liberty Media. Formula 1, together with the debt described herein, is attributed to the Formula One Group tracking stock.

In connection with the transaction, Formula 1 also successfully marketed an incremental $850 million of Term Loan B funding and obtained an incremental $150 million of commitments to the newly extended Term Loan A (collectively, the “Incremental Term Loans”). The Incremental Term Loans will be used to fund a portion of the Dorna Acquisition. The funding of the Incremental Term Loans are conditioned upon the scheduled consummation of the Dorna Acquisition which is expected to close by year-end 2024. Following this transaction, all necessary debt funding related to the Dorna Acquisition has been secured.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the funding of the Incremental Term Loans and the consummation of the Dorna Acquisition. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the ability to fund the Incremental Term Loans and consummate the Dorna Acquisition. These forward-looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including the most recent Forms 10-K and 10-Q, for additional information about Liberty and Formula 1 and about the risks and uncertainties related to Liberty’s business (including Formula 1) which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications, sports and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiaries Formula 1 and Quint, and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation and other minority investments.

About Formula 1

Formula 1® racing began in 1950 and is the world’s most prestigious motor racing competition, as well as the world’s most popular annual sporting series. Formula One World Championship Limited is part of Formula 1® and holds the exclusive commercial rights to the FIA Formula One World Championship™. Formula 1® is a subsidiary of Liberty Media Corporation, attributed to the Formula One Group tracking stock (NASDAQ: FWONA, FWONK). The F1 logo, F1 FORMULA 1 logo, FORMULA 1, F1, FIA FORMULA ONE WORLD CHAMPIONSHIP, GRAND PRIX, PADDOCK CLUB and related marks are trademarks of Formula One Licensing BV, a Formula 1 company. All rights reserved.

For more information on Formula 1® visit www.formula1.com.

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Liberty Media Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation

Released September 20, 2024